Exhibit 10.1
June 9, 2009
Dr. Adrian Glaesner
Allianz SE
Koeniginstrasse 28
80802 Munich, Germany
Dear Dr. Glaesner:
     Reference is made to the Investment Agreement, dated October 17, 2008 (the “Investment Agreement”), between The Hartford Financial Services Group, Inc., a Delaware corporation (the “Company”) and Allianz SE, a European Company incorporated in the Federal Republic of Germany and organized under the laws of the Federal Republic of Germany and the European Union (the “Investor”). Capitalized terms not otherwise defined in this letter agreement (this “Letter Agreement”) shall have the meanings ascribed to them in the Investment Agreement.
     This Letter Agreement is entered into as of June 9, 2009, by and between the Company, the Investor and Allianz Finance II Luxembourg S.a.r.l. (the “Warrantholder”) and amends the Investment Agreement, the B Warrant and the C Warrant.
INTRODUCTION
     WHEREAS, the Company has received preliminary approval from the U.S. Department of the Treasury (“Treasury”) of the Company’s application to participate in the Troubled Asset Relief Program Capital Purchase Program (the “CPP”);
     WHEREAS, in the event that the Company participates in the CPP pursuant to its application dated November 14, 2008, it is anticipated that the Company would issue to Treasury warrants exchangeable into Common Stock constituting more than five percent of the Common Stock on a Fully Diluted Basis on terms that would require the Company to pay to the Investor $300 million pursuant to Section 6.14 of the Investment Agreement (the participation in the CPP pursuant to the terms of the Company’s application of November 14, 2008 and the preliminary approval thereof as announced by the Company on May 14, 2009, whereby the Company anticipates issuing or agreeing to issue to Treasury prior to the expiration of the applicability of Section 6.14 of the Investment Agreement (a) warrants exchangeable into Common Stock constituting more than five percent of the Common Stock on a Fully Diluted Basis and (b) shares of Fixed Rate Cumulative Preferred Stock (the “Treasury Preferred”) of the Company (the “CPP Issuance”); and

     WHEREAS, in lieu of the rights and obligations that would otherwise apply under Section 6.14 of the Investment Agreement in the event of the CPP Issuance, and in compliance with Section 6.1 of the Investment Agreement and Section 21 of each of the Warrants, the Company and the Investor wish to amend the terms of the Investment Agreement and the Warrants as set forth below, with such amendments becoming effective only in the event of the CPP Issuance.
     NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Investment Agreement and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company, the Investor and the Warrantholder hereby agree as follows:
ARTICLE I
AMENDMENTS
          1.1 Payments for Certain Transactions. Notwithstanding the terms of Section 6.14 of the Investment Agreement, upon consummation of the CPP Issuance, the Company agrees to pay $200,000,000, without interest, in immediately available funds to such account as the Investor may designate, not later than 5:00 p.m. New York time on October 15, 2009. The Company and the Investor agree that payment by the Company pursuant to this paragraph shall be in full satisfaction of any amounts that the Company would otherwise be obligated to pay to the Investor as a result of the CPP Issuance pursuant to Section 6.14 of the Investment Agreement.
          1.2. Transfer Restrictions Relating to Warrants and Warrant Shares. The Investment Agreement is hereby amended by deleting Paragraph (a) of Section 4.2 (Transfer Restrictions) thereof and inserting the following in lieu thereof:
          “(a) Until the third anniversary of the Closing Date, the Investor shall not, and shall cause its Permitted Transferees not to, directly or indirectly: (i) transfer, sell or otherwise dispose of (“Transfer”) any of the Warrants or the Warrant Shares; (ii) lend, hypothecate or permit any custodian to lend or hypothecate any of the Warrants or the Warrant Shares; (iii) engage in any hedging transaction with respect to any of the Warrants or the Warrant Shares that constitutes the economic equivalent of a disposition, whether settled in cash or physical securities (any of the actions in clauses (i)-(iii), to “Dispose”). Notwithstanding the foregoing, (x) from and after December 31, 2009, the Investor shall be permitted to Dispose of Warrant Shares or Warrants, which together represent (or may be exercised for) up to one-third of the Current Exercise Amount (as defined below); (y) from and after December 31, 2010, the Investor shall be permitted to Dispose of Warrant Shares or Warrants, which together represent (or may be exercised for) an additional one-third of the Current Exercise Amount; provided, however, that (1) no Transfer in accordance with clause (x) or (y) of Warrant Shares or Warrants that represent (or may be exercised for), in the aggregate, more than 10,000,000 shares of Common Stock shall be made to any single “person” or “group” (as such terms are used under the Exchange Act) in one transaction or a series of related transactions; and (2) any Transfers pursuant to clause (x) or (y) shall be subject to the prior written consent of the Company, which consent shall not be unreasonably withheld. Exercises of the Warrants for Warrant Shares in accordance with the terms of the Warrants shall not be deemed Transfers. Nothing in this

Section 4.2(a) shall prevent the Investor or its Permitted Transferees from Transferring any or all of Warrants or Warrant Shares, at any time, to any Affiliate of the Investor, who agrees to be bound by Sections 4.1, 4.2, 4.3 and 4.4 in accordance with the terms of Section 6.9. For purposes of this Section 4.2(a), “Current Exercise Amount” means the total number of shares of Common Stock for which the Warrants are exercisable as of the date of this Letter Agreement, as such number may be adjusted from time to time pursuant to Section 14 of the Warrants.”
          1.3 Amendment to the Warrants. The second sentence of the first paragraph of Section 3 of each of the Warrants is hereby deleted and the following is inserted in lieu thereof:
“The “Exercise Period” shall commence upon the Closing Date (as defined in the Investment Agreement) and shall continue up to and including the tenth anniversary of such date.”
ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1 Company Representations and Warranties. The Company makes for the benefit of the Investor and the Warrantholder, as of the date of this Letter Agreement, the following representations and warranties:
     (a) Authorization, Enforceability. (1) The Company has the corporate power and authority to execute and deliver this Letter Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Letter Agreement is, and the consummation of the transactions contemplated hereby have been, duly authorized by all necessary corporate action on the part of the Company, and no further corporate approval or authorization is required on the part of the Company. This Letter Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Investor and the Warrantholder) is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Bankruptcy Exceptions.
     (2) The execution, delivery and performance by the Company of this Letter Agreement, and the consummation of the transactions contemplated hereby and compliance by the Company with any of the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of the Company or any Significant Subsidiary under any of the terms, conditions or provisions of (A) its Certificate of Incorporation or bylaws (or similar governing documents) or the certificate of incorporation, charter, bylaws or other governing instrument of any Significant Subsidiary or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Significant Subsidiary is a party or by which it or any Significant Subsidiary may be bound, or to which the Company or any Significant

Subsidiary or any of the properties or assets of the Company or any Significant Subsidiary may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Significant Subsidiary or any of their respective properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. For purposes of this Section 2.1(a)(2), “Company Material Adverse Effect” means any circumstance, event, change, development or effect that, individually or in the aggregate, (1) is material and adverse to the business, assets, results of operations or financial condition of the Company and its consolidated subsidiaries taken as a whole or (2) would materially impair the ability of the Company to perform its obligations under this Letter Agreement, the Investment Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby or thereby.
     (3) The execution, delivery and performance by the Company, and the consummation of the transactions contemplated by and compliance by the Company with any of the provisions of, (A) this Letter Agreement, the Investment Agreement and the other Transaction Documents will not, as of the consummation of the CPP Issuance (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of the Company or any Significant Subsidiary under any of the terms, conditions or provisions of the CPP Issuance except for those occurrences that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect and (B) the CPP Issuance will not, as of the consummation of the CPP Issuance (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of the Company or any Significant Subsidiary under any of the terms, conditions or provisions of this Letter Agreement, the Investment Agreement or the other Transaction Documents, including without limitation the imposition of any payment block, dividend stopper or other restriction on payment of amounts due under, or performance of the terms of, any of the Transaction Documents or Purchased Securities, except for (x) those occurrences that, individually or in the aggregate, would not restrict the ability of the Company to make payments under, or otherwise materially impair the ability of the Company to perform its other obligations under, this Letter Agreement, the Investment Agreement, the Purchased Securities or the other Transaction Documents, and (y) provisions in the CPP Issuance documentation to be entered into by the Company and the Treasury (the “Company CPP Documentation”) with respect to limitations on dividend payments on the Company’s Common Stock, Junior Stock and Parity Stock (as those terms are defined in the Treasury standard form documents cited in the links below) that are consistent with Section 4.8 of the Securities Purchase Agreement — Standard Terms and Section 3 of the Form of Certificate of Designations for the Treasury Preferred (in each case, as published by Treasury at http://www.financialstability.gov/docs/CPP/spa.pdf and

http://www.financialstability.gov/docs/CPP/Form-COD-Cumulative-Public.pdf on the date hereof), provided, that, the Company specifically represents and warrants that the Company CPP Documentation does not, and will not when executed, include the Debentures (as defined in the Investment Agreement) in the definitions of “Junior Stock” or “Parity Stock” therein or otherwise subject the Debentures, directly or indirectly, to any restrictions on payment.
     (b) Solvency. In the case of the Company and its Significant Subsidiaries (other than Significant Subsidiaries licensed as insurers or reinsurers), (i) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they become due in the normal course of business, (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. In the case of any Significant Subsidiaries that are licensed as insurers or reinsurers, such Significant Subsidiaries (A) are in compliance with all applicable insurance regulatory minimum capital or surplus requirements; (B) have not become subject to any “Company Action Level” pursuant to applicable risk-based capital guidelines, and have not received notice of any pending action that would result in their becoming so subject; (C) have not taken any steps towards commencing, and have not received notice any actions taken by relevant regulatory authorities to commence, any rehabilitation, delinquency or insolvency proceedings under applicable insurance laws in any state or foreign jurisdiction; (D) their assets exceed their respective total reserves, all as computed in accordance with applicable statutory accounting principles applied consistently with past practice; and (E) they have sufficient financial resources to pay their policy liabilities and other obligations as the foregoing become due in the ordinary course of business.
     (c) Government Consents. No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Company in connection with the consummation by the Company of the transactions contemplated by this Letter Agreement and any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on the ability of the Investor or the Warrantholder to consummate the transactions contemplated hereby; it being acknowledged by the parties hereto that this Letter Agreement shall be effective only upon consummation of the CPP Issuance in accordance with Section 3.5.
          2.2 Investor and Warrantholder Representations and Warranties. Each of the Investor and the Warrantholder makes for the benefit of the Company, as of the date of this Letter Agreement, the following representations and warranties:
     (a) Authorization, Enforceability. (1) Each of the Investor and the Warrantholder has the corporate or other power and authority to enter into this Letter Agreement and to carry out its obligations hereunder. The execution, delivery and performance by the Investor and the Warrantholder of this Letter Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Investor and the Warrantholder, and no further approval or authorization is required on the part of the Investor or the Warrantholder or any other party for such authorization to be effective. This Letter Agreement has been duly and validly executed and delivered by the Investor and the Warrantholder and (assuming due authorization, execution and delivery by the Company) is a valid and binding obligation of the Investor and the Warrantholder enforceable against the Investor and the Warrantholder in accordance with its terms (except as enforcement may be limited by the Bankruptcy Exceptions).
     (2) Neither the execution, delivery and performance by the Investor or the Warrantholder of this Letter Agreement nor the consummation of the transactions contemplated hereby, nor compliance by the Investor and the Warrantholder with any of the provisions hereof, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the properties or assets of the Investor or the Warrantholder under any of the terms, conditions or provisions of (i) its organizational documents or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Investor or the Warrantholder is a party or by which it may be bound, or to which the Investor or the Warrantholder or any of the properties or assets of the Investor or the Warrantholder may be subject, or (B) violate any law, statute, ordinance, rule or regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Investor or the Warrantholder or any of their properties or assets except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a material adverse effect on the ability of the Investor or the Warrantholder to consummate the transactions contemplated hereby.
     (3) No notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Authority is required to be made or obtained by the Investor or the Warrantholder in connection with the consummation by the Investor or the Warrantholder of the transactions contemplated hereby other than any notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not be reasonably likely to have a material adverse effect on the ability of the Investor or the Warrantholder to consummate the transactions contemplated hereby; it being acknowledged by the parties hereto that this Letter Agreement shall be effective only upon consummation of the CPP Issuance in accordance with Section 3.5.
     (b) Ownership of the Warrants and Warrant Shares. All of the Warrants and the Warrant Shares (if any) are owned by the Warrantholder and, prior to the date hereof, no Warrants or Warrant Shares (if any) have been Transferred to any Permitted Transferee or other party.

ARTICLE III
MISCELLANEOUS
          3.1 Incorporation by Reference. The provisions of Sections 6.1 (Amendment); 6.2 (Waiver of Conditions); 6.3 (Counterparts and Facsimile); 6.4 (Specific Performance); 6.5 (Governing Law; Submission to Jurisdiction, etc.); 6.6 (Notices); 6.10 (Severability); and 6.11 (No Third Party Beneficiaries) of the Investment Agreement are hereby incorporated herein by reference and, except as provided herein, shall, mutatis mutandis, apply to this Letter Agreement.
          3.2 Notice to Warrantholder. Notices to Warrantholder under this Letter Agreement will be deemed to have been duly given upon delivery to Investor in accordance with Section 6.6 of the Investment Agreement.
          3.3 Assignment. Neither this Letter Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void.
          3.4 Entire Agreement; Ratification.
          (a) The Investment Agreement (including the Annexes thereto), as amended by this Letter Agreement, the letter of Investor to Company of even date herewith and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
          (b) Except as specifically modified by this Letter Agreement, the Investment Agreement and the Warrants each remains in full force and effect and the terms and conditions thereof, as specifically modified by this Letter Agreement, are hereby ratified and confirmed.
          (c) For the avoidance of doubt, this Letter Agreement relates solely to the proposed CPP Issuance for which the Company announced preliminary approval on May 14, 2009, and shall not constitute a waiver, modification or amendment of any terms of the Investment Agreement or the other Transaction Documents with respect to any transaction other than the specific CPP Issuance referred to herein, including without limitation any transaction which could otherwise trigger Section 6.14 of the Investment Agreement.
          3.5. Effectiveness of Agreement. This Letter Agreement, including without limitation the provisions of Article I, shall be effective only upon (a) consummation of the CPP Issuance and (b) receipt of written confirmation from the Connecticut Insurance Department that its previously issued disclaimer and exemption in its letters dated March 3, 2009, remain in full force and effect.
[Signature Page Follows]

Yours very truly, The Hartford Financial Services Group Inc.
By:	/s/ Robert W. Paiano
	Name:	Robert W. Paiano
	Title:	Senior Vice President and Chief Risk Officer

Accepted and agree to as of June 9, 2009: Allianz SE
By:	/s/ A. Glaesner
	Name:	A. Glaesner
	Title:	Prokurist

By:	/s/ S. Theissing
	Name:	S. Theissing
	Title:	Director

Allianz Finance II Luxembourg S.a.r.l.
By:	/s/ H.G.A. Wentzel
	Name:	H.G.A. Wentzel
	Title:	Managing Director

By:	/s/ A. Schaedgen
	Name:	A. Schaedgen
	Title:	Managing Director

Signature Page to Letter Agreement in connection with the Investment Agreement